Exhibit 10.1
2011 SALES COMPENSATION PLAN FOR WOLRAD CLAUDY
General
The purpose of this plan is to outline the sales compensation plan for 2011 for the Company’s Executive Vice President, Global Sales (the “EVP, Global Sales”). The plan is designed to reward the achievement of sales goals in support of Tekelec’s strategic objectives with an uncapped cash incentive.
Plan Period
This plan is in effect as of January 1, 2011 and will remain in effect until replaced or amended.
Plan Administration
This plan will be administered by the Company’s President and CEO, CFO, and VP of Human Resources (the “Plan Committee”) and with oversight, to the extent required, by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). Decisions of the Plan Committee on any questions regarding content, interpretation, or administration of the plan will be final and binding. The Plan Committee reserves the right to apply, modify or waive application of any provision of this plan to any contracts that contain modified or special products or special pricing considerations of non-standard terms and conditions.
No changes to the plan and no exceptions to its provisions will be authorized without the approval of the Plan Committee and, when required, the Compensation Committee. The Plan Committee retains the discretion to review exceptional situations and determine the outcome that best represents the intent of the plan. Written requests to the Plan Committee for exceptions may be made by the EVP, Global Sales. Any approved plan deviation or exception must be confirmed in writing and unless otherwise stated will only apply to the transaction being excepted. The President and CEO (or Compensation Committee, if a decision of the Compensation Committee is required) has final approval and authority over all decisions and rulings under, and alterations of, this plan. All changes to this plan will be made in writing and will be effective within thirty (30) days of notice or following as much notice as is possible under the circumstances.
Sales Objectives
The key objective of the plan is to provide a means of rewarding outstanding sales achievement. The EVP, Global Sales is responsible for seeking out and successfully closing, and overseeing the Company’s sales organization in seeking out and successfully closing, high-quality orders that meet Tekelec’s financial objectives. The EVP, Global Sales is also responsible for building and maintaining, and overseeing the Company’s sales organization in building and maintaining, positive, long-term relationships with current and potential customers.
Quota
The quota is an annual sales target. For 2011, the EVP, Global Sales is assigned a single sales quota inclusive of all Tekelec products. The quota may be adjusted at any time in the event circumstances warrant modification. When possible, written notification will be provided thirty (30) days prior to the effective date.

Quotes
It is a requirement that every quote presented to a customer, distributor, representative, or end user is prepared by the Tekelec quoting function. If discounts or special terms apply then a document such as a letter or quote review form completed using the RFQ tool must be attached which clearly describes the nature of the discount or special terms.
It is the responsibility of the EVP, Global Sales to use the proper tools and procedures for quoting products and/or services to customers. This includes, but is not limited to, using the automated quote tools for Generally Available (GA) products, obtaining pre-GA quotes directly from the Quote and/or Product Management functions as appropriate, and entering these business opportunities in the sales forecasting tools with a high degree of completeness and accuracy. This information is vital to Tekelec’s operation from a manufacturing, as well as financial, perspective.
Orders
An order may be booked on the basis of a Purchase Order, a Contract, or any other document that satisfies the requirements of the Corporate Order Policy. Additionally, an order must be approved based on Tekelec’s Approval Authority Matrix, also available from Tekelec’s Finance team. The Corporate Order Policy and the Approval Authority Matrix are incorporated by reference into this plan. Note that there may be differences between what Tekelec is required to book as an order based on the Corporate Order Policy and the treatment of that order booking for commission purposes under this plan.
Debookings/Chargebacks
For product-related orders, debookings due to Tekelec’s inability to deliver the requested product on time or a subsequent decline in the customer’s credit profile will generally not reduce approved commissions. Debookings that are the result of changes in the booked order due to customer requested changes will generally be immediately charged back. The Plan Committee will review each debooking/chargeback situation and retains the discretion to consider the pertinent facts in making decisions on how best to exercise this provision of the plan. Tekelec will consider repayment of approved commissions that had previously been paid on a debooked order over time, depending on the timing of the original payment. However, all charge backs must be recovered within a twelve (12) month period and in accordance with the appropriate state, federal and country laws.
Any debooking on which commissions are charged back will also restore quota previously retired within the same calendar year. For significant amounts, the impact to quota retirement may be recognized over time, but in no case over a period longer than twelve (12) months. Any negative quota not reconciled within the same calendar year will be taken into consideration in the following year’s quota setting. Negative quotas will have an impact on accelerator qualification.
In the event the EVP, Global Sales terminates employment with Tekelec prior to Tekelec recovering debooked commissions, these monies will be deducted from his final paycheck subject to the approval of the VP of Human Resources and the President and CEO and in accordance with local law.

Corporate Order Policy and Plan Differences
There may be differences between what Tekelec is required to book as an order based on the Corporate Order Policy and the treatment of that order booking for commission purposes under this plan. Examples of those differences are highlighted below:
•	Offers made without the full binding commitment of the corporation as evidenced by the proper application of the Authority Approval Matrix and/or offers that knowingly and intentionally misrepresent the capabilities of the product are not eligible for commissions even though they may result in a financial obligation to Tekelec. Examples of these differences include orders agreed to outside of the defined approval process that Tekelec agrees to accept or offers that state transaction volume capabilities that are beyond Tekelec’s standard specifications.

•	In the event an order is renegotiated or cancelled, a full adjustment may result for financial reporting purposes. For commission purposes, whether the commission will be recovered using the Debooking approach indicated above will depend on whether: 1) the change in the order is due to changes in customer requests — commissions will generally be recovered for changes in customer requests (i.e. delivery timing) or 2) the change in the order is due to company performance delays — commissions will generally not be recovered due to a Company delay in meeting shipment dates. Changes in contract structure as discussed in the Discounts section below may result in the return of commissions without time limitation (i.e. unlimited “clawback” provisions).

•	Credit reductions may be required under the Corporate Order Policy after the order is booked due to a decline in the customer’s credit position. For commission purposes, provided Tekelec’s Credit department approved the customer at the time of the order, there will generally be no commission reduction for a subsequent change in the credit rating of the customer that may require a financial reporting adjustment. Every new customer must be approved by Credit without exception per the Approval Authority Matrix.

•	Penalties due to performance criteria within the order (delivery dates, KPI’s) after the order was accepted by Tekelec will impact the order for financial reporting, but will not impact or reduce commissions approved for payment. As an example, an accepted order with a 12-week delivery lead-time that is not delivered for 20-weeks due to non-performance by Tekelec and results in a financial penalty to Tekelec would reduce the financial reporting value of the order, but would not reduce approved commissions. Penalties, credit memos, or other concessions that are not due per the contract but paid/issued at the recommendation of the sales organization will impact commissions. Penalties known at order booking will impact commissions unless otherwise approved by the Plan Committee.
The examples above are not intended to be all-inclusive. Cash collections often dictate the true intent of the customer arrangements. Any potential difference between the Corporate Order Policy and this plan will be subject to review and confirmation as to equitable treatment by the Plan Committee to ensure the intent of rewarding for performance is met while meeting Tekelec’s strategic and tactical objectives.

Commissions
The commission base rate and Quota will be determined by the Board or as delegated otherwise to the Compensation Committee, and may change from time to time. The base rate is calculated as the EVP, Global Sales’ targeted commission divided by his total annual quota.
Commissions for the EVP, Global Sales are calculated based on the month-end reports showing the EVP, Global Sales’ booking totals where commissions are paid. The commission will be paid following approval by the Plan Committee. Commission sheets are valid only if created by the Sales Compensation Analyst.
Special Sales Bonuses and/or incentives may be paid for a variety of purposes, such as the achievement of a specific quarterly objective or achievement in response to a specific program. Special Sales Bonuses will be under the discretion of the Plan Committee and must be documented in writing. All payments made on orders subsequently debooked may be clawed back per the Debookings/Chargebacks section of this policy.
For 2011, the EVP, Global Sales shall be eligible, at the discretion of the Board or its delegate, for SPIF/Incentive programs available to other sales employees.
Commission Payments
Under the plan, commissions will be calculated after the close of every fiscal month based on reconciled orders and paid on a monthly basis. Commissions earned on sales made in fiscal January and February will be paid in April. Commissions earned on sales in fiscal March will be paid in May. Thereafter, commissions will be calculated for every fiscal month and will be paid following approval with the regular paycheck two fiscal months after the order is booked or as soon as administratively feasible thereafter.
50% of the base commissions payable will be deemed earned at order and paid per the schedule defined in the preceding paragraph. The remaining 50% of the base commissions payable will be deemed earned upon receipt by Tekelec of the cash related to the order and be paid on a pro-rata basis as cash is received. Payments based on cash receipts will be made per the schedule defined in the preceding paragraph provided the EVP, Global Sales is still employed with Tekelec at the time of the second payment.
All earned SPIFs (i.e., the amount in excess of the base commission rate) will be 100% paid along with commissions payable upon order in the same fiscal month as the payment of the base commission. Thus, no portion of the amount in excess of the base commission will be deferred until cash collection.
Discounts
All discounts should be reflected on an official Tekelec quote. Discounting beyond a published discount schedule without approvals as defined in the Tekelec Authority Approval Matrix may make the EVP, Global Sales subject to termination and the President and CEO may reduce or deny commission for the order in question.

Other Adjustments
Commission payments will be calculated on the booked value of the order with the following modifications:
•	Commissions will not be paid on re-stocking charges.

•	Commissions will not be paid on out-of-warranty technical support (TAC) services.
Commissions on Revenue — From Prior Sales Compensation Policies
To the extent there are outstanding commissions not yet paid pending revenue recognition from prior years, Tekelec will make all pending payments with Q4 2010 commission payments based on the following approach to active sales employees:
•	Tekelec has taken a snapshot of the organizational structure as of 12/31/2006 (“frozen structure”) and will approve and pay commissions on pending revenue to the sales person and sales team in place as of 12/31/2006 to the extent possible by Tekelec’s financial incentive compensation module.

•	To the extent the frozen structure cannot be tracked by Tekelec’s new financial incentive compensation module, Tekelec will pay the run out of recognized revenue based on the current organizational structure adjusted by the recommendation of the President and CEO.
In the event of the termination of the EVP, Global Sales, he will not be eligible for further approved commissions from any prior Tekelec Sales Compensation Policy.
Commissions on Termination
In the event employment of the EVP, Global Sales is terminated, whether on a voluntary basis by the EVP, Global Sales or involuntarily by Tekelec, commissions not yet approved by the Plan Committee at the time of separation will be forfeited, including the 50% of commissions due upon cash receipts.
TekelecCare Commissions
TekelecCare orders and extensions to TekelecCare orders will retire quota on a dollar for dollar basis with 50% of commissions deemed earned upon order and 50% upon cash collections. Multi-year TekelecCare orders that are not paid in the current year will be paid under future commission policies if the EVP, Global Sales is the sales person of record for that account as of the subsequent year’s cash recognition for the extension.
Accelerator Incentive
The EVP, Global Sales is eligible for an accelerator for exceeding annual total quota target as indicated below:
•	200% multiplier for exceeding total quota
The accelerator only applies to commissions earned on the portion of excess quota attainment.